CONTACT: Janine Orf
                                                    Director, Investor Relations
                                                                  (314) 279-5443
For Immediate Release:
                                                   Michele Katz/Connie Bienfait/
                                                                  Elric Martinez
                                                         Morgen-Walke Associates
                                                 Press: Lee Foley/Frank Domondon
                                                                  (212) 850-5600

                   MEMC ANNOUNCES FOURTH QUARTER 1998 RESULTS


St. Peters, MO, January 26, 1999 -- MEMC Electronic Materials, Inc. (NYSE: WFR) today released financial results for the fourth quarter and year ended December 31, 1998. MEMC reported net sales of $153.8 million for the 1998 fourth quarter. In the year-ago period, net sales totaled $258.6 million.

For the 1998 fourth quarter, the Company reported a net loss of $65.1 million, or $1.61 per share before after-tax restructuring charges of $5.3 million, or $0.13 per share, compared to a net loss of $3.5 million, or $0.08 per share in the 1997 fourth quarter.

Restructuring expenses in the fourth quarter related to severance benefits for certain employees and costs associated with facility rationalization actions.

For the year ended December 31, 1998, the Company reported net sales of $758.9 million, and a net loss of $194.6 million, or $4.80 per share before after-tax restructuring charges of $115.8 million, or $2.85 per share. In 1997, net sales were $986.7 million and net loss totaled $6.7 million, or $0.16 per share.

Advanced large diameter and epitaxial products represented 51% of product volume for the 1998 fourth quarter compared to 41% in the year-ago period. The increase in this ratio is indicative of the Company's customers utilizing 8-inch facilities in preference to their smaller diameter facilities in order to obtain the lowest cost per device.

In the fourth quarter of 1998 gross margin was a negative 15.4%, compared to a positive 11.5% in the year-ago period. The decline in gross margin is primarily attributable to significant declines in volume and lower prices, only partially offset by an improved product mix. Gross margin improved somewhat from the negative 16.8% reported in the 1998 third quarter.

"As anticipated MEMC's product volumes continued to decline in the fourth quarter of 1998 as the Japanese market remained weak. We also experienced decreased volumes in the European region, while volumes in the U.S. were flat in the 1998 fourth quarter as compared to the 1998 third quarter," commented Ludger
H. Viefhues, Chief Executive Officer. "MEMC is aggressively continuing its cost-cutting and plant rationalization strategies."


                                     (more)

MEMC Electronic Materials                                                Page 2.

"Looking forward, we expect to see some sequential improvement in product volumes in the first quarter of 1999, especially in the U.S. and Europe, as well as at our unconsolidated joint ventures in Korea and Taiwan. While we are encouraged by the expected improvement in volumes, it remains to be seen if the trend will be sustained," noted Mr. Viefhues. "Silicon wafer prices have continued to decline, especially for 8-inch wafers as excess capacity still affects the industry. However, we believe we will see some reduction in losses in the first quarter of 1999 as a result of the restructuring and cost cutting actions undertaken by MEMC as well as the anticipated higher volumes."

Research and development costs totaled $23.3 million for the fourth quarter of 1998, compared to $18.0 million in the year-ago period. The increase in research and development is primarily due the Company's 12-inch (300 millimeter) wafer development program and depreciation expense from related investments made in 1997 and in 1998.

Interest expense totaled $16.6 million for the 1998 fourth quarter compared to $8.2 million in the year-ago period. The increase in interest expense is principally attributable to increased borrowings, as well as higher interest rates resulting from the re-negotiation of the Company's debt with VEBA AG and its affiliates in September 1998, as previously announced. This renegotiation included an additional three-year $100 million credit facility from VEBA AG, and the extension of all outstanding debt with VEBA AG and its affiliates to 2001.

The Company's effective tax rate was 24.0% for the year ended December 31, 1998.

Equity in loss of joint ventures was $10.7 million in the fourth quarter of 1998, compared to income of $12.7 million in the year-ago period. The loss in the 1998 fourth quarter included foreign currency losses on New Taiwanese dollar currency exposure at Taisil, the Company's unconsolidated Taiwanese joint venture, and on Korean won exposure at PHC, the Company's unconsolidated Korean joint venture, totaling $2.9 million. Excluding the net foreign currency losses, equity in loss of joint ventures would have been $7.8 million in the fourth quarter of 1998, reflecting improved volumes and product mix at PHC and Taisil as compared to the 1998 third quarter loss of $9.8 million.

The Company previously announced its intention to proceed with a private placement of approximately $106 million of MEMC Common Stock to VEBA Corporation, the Company's 53.1% stockholder and a rights offering to all common stockholders other than VEBA of approximately $94 million. The Company filed a registration statement with the Securities and Exchange Commission relating to the rights offering. The private placement to VEBA will close concurrently with the SEC's declaring effective the registration statement associated with the rights offering. The Company has $128 million in cash and available credit as of December 31, 1998. The Company believes it will have adequate cash and available credit until the private placement is closed.


                                     (more)

MEMC Electronic Materials                                                Page 3.

As part of its normal review process, the SEC staff is currently reviewing the registration statement and has issued comments concerning certain legal and accounting issues. The SEC staff has questioned the timing of the change in functional currency for accounting purposes used by Taisil and PHC, the Company's unconsolidated joint ventures. The Company believes that the joint ventures' accounting for their functional currency was appropriate and the Company is in the process of working with the SEC staff to resolve this and other comments to enable the Company to proceed with it rights offering as soon as possible. There can be no assurance that the Company will prevail in its discussions with the SEC staff. Depending on the outcome of these discussions, the Company may be required to restate its 1997 financial statements to reflect additional equity in income from joint ventures of approximately $6 million, which would reduce the reported overall consolidated net loss of $6.7 million to approximately break-even.

The rights and underlying common stock may be not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. In any state or other jurisdiction where securities, blue sky or other laws require the rights offering to be made by a licensed broker or dealer, the rights offering will be deemed to be made on the behalf of the Company by the dealer managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction. The rights offering will be made only by means of a prospectus.

The share of common stock to be purchased by VEBA Corporation will not be registered under the Securities Act of 1933 and may not be offered or sold in the United Sates without such registration or an applicable exemption from such registration requirements.

MEMC is the second largest producer of silicon wafers in the world. The silicon wafer is the fundamental building block of semiconductors, which, in turn, are found in virtually all electronics applications, including computers, telecommunications equipment, automobiles, consumer electronics products, industrial automation and control systems, and analytical and defense systems. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly or through joint ventures in Italy, Japan, Malaysia, South Korea, Taiwan and the United States. To learn more about MEMC visit its web site at www.memc.com

The matters discussed in this news release regarding product volumes, pricing, and operating results for the first quarter of 1999 and regarding the Company's intentions with respect to the rights offering and private placement to VEBA, including the statement regarding adequate cash and available credit, are forward-looking statements. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as demand for the Company's silicon wafers, demand for semiconductors generally, general economic conditions in the Asia Pacific region and Japan, competitors actions and other risks described in the Company's filings with the Securities and Exchange Commission, including the registration statement on Form S-3 filed with the Securities and Exchange Commission on October 22, 1998, as amended on December 11, 1998 and December 31, 1998. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.


                               -Tables to follow-

                MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (Unaudited; Dollars in thousands, except share data)


                                                                     Three Months Ended                 Twelve Months Ended
                                                                        December 31,                        December 31,
                                                                    1998            1997                1998            1997
                                                                    ----            ----                ----            ----
Net sales                                                       $  153,835        $  258,583        $  758,916      $  986,673
Cost of goods sold                                                 177,525           228,895           790,745         861,914
                                                                   -------           -------           -------         -------
       Gross margin                                                (23,690)           29,688           (31,829)        124,759
Operating expenses:
     Marketing and administration                                   19,850            18,743            73,515          70,715
     Research and development                                       23,261            18,040            81,591          64,457
     Restructuring costs                                             6,870(1)              -           146,324(1)            -
                                                                   -------           -------           -------         -------
       Operating loss                                              (73,671)           (7,095)         (333,259)        (10,413)
                                                                   -------           -------           -------         -------
Nonoperating (income) expense:
     Interest expense                                               16,637             8,222            45,832          14,743
     Interest income                                                (1,119)           (1,522)           (2,291)         (2,570)
     Royalty income                                                   (916)           (1,661)           (4,628)         (8,186)
     Other, net                                                     (2,293)            3,226             1,043          (4,070)
                                                                   -------           -------           -------         -------
       Total nonoperating (income) expense                          12,309             8,265            39,956             (83)
                                                                   -------           -------           -------         -------
       Loss before income taxes, equity
         in income (loss) of joint ventures and
         minority interests                                        (85,980)          (15,360)         (373,215)        (10,330)
Income taxes                                                       (24,258)              606           (89,394)          2,769
                                                                   -------           -------           -------         -------
       Loss before equity in income (loss) of joint
         ventures and minority interests                           (61,722)          (15,966)         (283,821)        (13,099)
Equity in income (loss) of joint ventures                          (10,677)           12,723           (37,522)          3,246
Minority interests                                                   1,978              (219)           10,985           3,106
                                                                   -------           -------           -------         -------
       Net loss                                                  $ (70,421)(1)     $  (3,462)       $ (310,358)(1)   $  (6,747)
                                                                   =======           =======           =======         =======

Basic loss per share                                             $   (1.74)        $   (0.08)       $    (7.65)      $   (0.16)
Diluted loss per share                                           $   (1.74)(1)     $   (0.08)       $    (7.65)(1)   $   (0.16)
                                                                   =======           =======           =======         =======

Weighted average shares used in computing basic
     loss per share                                              40,485,524        41,358,566        40,580,869      41,345,193
Weighted average shares used in computing diluted
     loss per share                                              40,485,524        41,358,566        40,580,869      41,345,193
                                                                 ==========        ==========        ==========      ==========



(1) For the quarter, the Company reported a net loss of $65.1 million, or $1.61 per share, before after-tax restructuring charges of $5.3 million or $0.13 per share. For the year, the Company reported a net loss of $194.6 million or $ 4.80 per share before after-tax restructuring charges of $115.8 million or $2.85 per share.

                MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                   (Dollars in thousands, except share data)


                                                                                 December 31,         December 31,
                                                                                     1998                 1997
                                                                                     ----                 ----
ASSETS
Current assets:
    Cash and cash equivalents                                                  $      16,168        $      30,053
    Accounts receivable, less allowance for doubtful accounts of
      $2,853 and $3,473 in 1998 and 1997, respectively                                98,528              154,702
    Income taxes receivable                                                           10,161               14,382
    Inventories                                                                      115,927              141,447
     Deferred tax assets, net                                                         23,129               13,206
     Prepaid and other current assets                                                 35,225               23,185
                                                                                ------------         ------------
       Total current assets                                                          299,138              376,975
Property, plant and equipment, net of accumulated depreciation of
    $569,327 and $465,384 in 1998 and 1997, respectively                           1,188,832            1,200,827
Investment in joint ventures                                                          83,318               95,307
Excess of cost over net assets acquired, net of accumulated amortization
     of $5,128 and $3,752 in 1998 and 1997, respectively                              48,396               49,772
Deferred tax assets, net                                                             103,025               15,472
Other assets                                                                          42,255               38,805
                                                                                ------------         ------------
       Total assets                                                            $   1,764,964        $   1,777,158
                                                                                ============         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Short-term borrowings and current portion of long-term debt                $     170,044        $     122,476
    Accounts payable                                                                 112,581              146,172
    Provision for restructuring costs                                                 37,299                    -
    Accrued liabilities                                                               53,043               48,611
    Accrued wages and salaries                                                        17,077               21,267
                                                                                ------------         ------------
       Total current liabilities                                                     390,044              338,526
Long-term debt, less current portion                                                 739,763              510,038
Pension and similar liabilities                                                       92,466               76,837
Customer deposits                                                                     59,033               67,141
Other liabilities                                                                     45,126               26,901
                                                                                ------------         ------------
       Total liabilities                                                           1,326,432            1,019,443
                                                                                ------------         ------------

Minority interests                                                                    48,242               59,227
Commitments and contingencies

Stockholders' equity:
   Preferred stock, $.01 par value, 50,000,000 shares authorized, none
       issued or outstanding in 1998 or 1997                                               -                    -
   Common stock, $.01 par value, 200,000,000 shares authorized,
       41,436,421 and 41,440,369 issued and outstanding in 1998 and 1997                 414                  414
   Additional paid-in capital                                                        574,188              574,317
   Retained earnings (accumulated deficit)                                          (145,963)             164,396
   Accumulated other comprehensive loss                                              (21,204)             (38,887)
   Unearned restricted stock awards                                                     (125)                (424)
   Treasury stock, at cost: 929,205 and 36,205 shares in 1998 and 1997,
       respectively                                                                  (17,020)              (1,328)
                                                                                ------------         ------------
       Total stockholders' equity                                                    390,290              698,488
                                                                                ------------         ------------
       Total liabilities and stockholders' equity                              $   1,764,964        $   1,777,158
                                                                                ============         ============

                                                                  ###